                                                                EXHIBIT 99.1


                             [STRATOSPHERE LOGO]


                                   NEWS RELEASE
                                   STRATOSPHERE CORPORATION
                                   2000 LAS VEGAS BOULEVARD SOUTH
                                   LAS VEGAS, NEVADA 89104
                                   702-380-7777
                                   702-383-4733 (FAX)

________________________________________________________________________________
FOR FURTHER INFORMATION CONTACT:
Tom Lettero - (702) 383-5207
________________________________________________________________________________
FOR IMMEDIATE RELEASE:
FRIDAY, JUNE 20, 1997
                       STRATOSPHERE CORPORATION ANNOUNCES
                       FILING OF REVISED CHAPTER 11 PLAN

LAS VEGAS, NEV. - STRATOSPHERE CORPORATION announced today that it has received notice that Grand Casinos has withdrawn its support of the prior Plan of Reorganization in Stratosphere's Chapter 11 proceedings and has terminated the January 6, 1997 Restructuring Agreement due to the inability of Stratosphere to achieve minimum required Consolidated Cash Flows (as defined in the agreement).

Stratosphere Corporation, upon receipt of Grand's notice, announced that it and Grand Casinos have entered into an Amended and Restated Reorganization Agreement and that it has filed an Amended Plan of Reorganization. The amended Plan, which is consistent with a valuation report received by an independent third party, calls for the exchange of the $203 million of First Mortgage Notes of Stratosphere currently outstanding for $110 million principal amount of new notes and 10% of the equity of reorganized Stratosphere. The new notes would continue as senior secured debt and would mature seven years after issuance. The new notes would bear interest at 8.5% for the first two years after issuance and at 12.5% thereafter. The amended Plan also permits holders of the First Mortgage Notes to purchase up to an additional $25 million in new notes for cash. Grand will provide a standby commitment to purchase any of such new notes that are not purchased by First Mortgage Note holders.

In addition to the new notes, the holders of the First Mortgage Notes would receive 4 million shares of Class A Common Stock, which would represent 10% of the equity ownership and voting interest of reorganized Stratosphere and which would contain a put/call feature. On or during the 30 day period following the fifth anniversary of the effective date of the Plan, a majority of the holders of Class A Common Stock will have the right to require Grand to purchase all, but not less than all, of the shares of Class A Common Stock then outstanding. In addition, during the two year period following the fifth anniversary of the effective date, Grand will have the right to require the holders of Class A Common Stock to sell to Grand all of the Class A Common Stock then outstanding. In either case, the per share price would be based on an estimated enterprise value of Stratosphere at that time, determined using a multiple 7 times Stratosphere's one-year trailing consolidated cash flow (less long-term debt and Capital Lease Obligations). Grand may elect to pay the purchase price, at its discretion, either in cash or in shares of Grand common stock valued at a price per share equal to 96% of the then fair market value of Grand common stock.

Under the amended Plan, all currently outstanding Common Stock of Stratosphere and all other existing equity interests in Stratosphere would be canceled.

In addition to its commitment to purchase up to $25 million in new notes, the amended Plan provides that Grand would purchase 36 million shares of Class B Common Stock of reorganized Stratosphere for an aggregate purchase price of $50 million. The shares of Class B Common Stock purchased by Grand would represent 90% of the equity interest and voting power of reorganized Stratosphere. As a result of the issuance of the Class A Common Stock to the First Mortgage Note holders and the sale of the Class B Common Stock to Grand, Stratosphere would have upon completion of the reorganization approximately 40 million shares of Common Stock outstanding, consisting of 4 million shares of Class A Common Stock and 36 million shares of Class B Common Stock.

The $75 million of proceeds from the sale of the Class B Common Stock and the new notes would be used to construct the next phase of the Stratosphere development, consisting of approximately 1,000 additional hotel rooms, swimming pool and recreation facilities, and various other improvements to the Stratosphere resort complex. The budgeted costs for the project are approximately $75 million. The construction would be undertaken pursuant to fixed price contracts, with any changes to the project budget requiring written consent by Grand. Pursuant to the Plan, Grand would provide a completion guarantee, up to a maximum amount of $25 million, to fund any unanticipated construction cost overruns with respect to the project. Any amounts paid by Grand pursuant to the completion guarantee would constitute subordinated debt of Stratosphere and would accrue interest at the same rate as Stratosphere's new notes.

Upon closing of the restructuring, Grand and Stratosphere would enter into a management agreement pursuant to which Grand would provide management of the above described construction of the next phase of Stratosphere improvements and its day to day operations for an annual fee to be determined by the Bankruptcy Court.

The amended Plan is subject to a number of conditions, including plan confirmation, receipt of all necessary regulatory approvals including those required by Nevada gaming authorities, completion of definitive plan related documents, and other customary closing conditions. In particular, Grand's obligations are subject to the following conditions, among others: (i) that there be no material adverse change in Stratosphere's business, financial condition, or results of operations prior to the effective date of the amended Plan; and (ii) that Grand obtain a favorable opinion from its investment banker regarding the fairness of the Plan from a financial point of view to Grand and its shareholders.

The Plan also provides Stratosphere with a 90 day period in which to solicit alternative restructuring proposals. If a higher and better restructuring proposal is accepted by Stratosphere during such 90 day period, Grand will have the option of either (i) offering its own competing proposal or (ii) terminating its participation in the Stratosphere reorganization. If Grand terminates its participation under such circumstances, it is entitled to receive a break fee of $2,000,000 (subject to Bankruptcy Court approval). If no economically more favorable restructuring proposal is received by Stratosphere prior to the end of the 90 day period, the Plan supported by Grand would proceed to confirmation subject to the right of Stratosphere to submit or receive higher and better proposals as part of the confirmation hearing. The evaluation of competing restructuring proposals would be made by the independent members of Stratosphere's board of directors (with advice from Stratosphere's outside legal and financial advisors) and would be subject to review by the Bankruptcy Court.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by the Company) contains statements that are forward-looking, such as statements relating to plan for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to development and construction activities, dependence on existing management, leverage and debt service (including sensitivity to fluctuations in the interest rates), domestic or global economic conditions, activities of competitors and the presence of new or additional competition, fluctuations and changes in customer preferences and attitudes, changes in federal or state tax laws of the administration of such laws and changes in gaming laws or regulations (including the legalization of gaming in certain jurisdictions). For more information, review the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and certain registration statements of the Company.

                                      -30-